Exhibit 99.4(ii)

Symetra Life Insurance Company [777 108th Avenue NE Suite 1200] [Bellevue, WA 98004-5135]

This is a legal Contract between the Owner and Symetra Life Insurance Company (referred to in this Contract as “Symetra”, “our”, “us”, and “we”). Symetra is a stock company with its Home Office in [Bellevue, Washington].

This Contract is issued in consideration of the application and payment of the initial Purchase Payment. Symetra will make annuity payments, beginning on the Annuity Date, or pay a death benefit, subject to the terms of this Contract. Symetra has executed and attested this Contract as of the contract date at our Home Office in [Bellevue, Washington].

Please contact Symetra with any questions, comments, or complaints at

[800-SYMETRA (800-796-3872)].

READ THE CONTRACT CAREFULLY

Right to Examine the Contract: [New Sales & Replacement Sales: “If for any reason the Owner is not satisfied with this Contract, it may be returned within 10 days from the date it was received to Symetra or to the registered representative who sold this Contract. When we receive this Contract, we will refund the Contract Value. This may be more or less than the Purchase Payments.”]

Signed for Symetra Life Insurance Company by:

[ ]	[ ]
[George Pagos]	[Randall H. Talbot]
Secretary	President

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY

NON-PARTICIPATING

THIS IS A VARIABLE ANNUITY CONTRACT. WHEN THE CONTRACT VALUE AND ANNUITY PAYMENTS ARE BASED ON THE INVESTMENT EXPERIENCE OF THE PORTFOLIOS, THE DOLLAR AMOUNTS ARE NOT GUARANTEED AND WILL INCREASE OR DECREASE. SURRENDER CHARGES MAY APPLY TO EARLY WITHDRAWALS FROM THE CONTRACT. SEE “SURRENDER CHARGE” IN THE CONTRACT AND THE DATA PAGE FOR DETAILS. TRANSFERS BETWEEN INVESTMENT OPTIONS ARE SUBJECT TO RESTRICTIONS. SEE “TRANSFERS” IN THE CONTRACT AND DATA PAGE FOR DETAILS. THIS CONTRACT CONTAINS A WAIVER OF SURRENDER CHARGE IN CERTAIN CIRCUMSTANCES. REFER TO “SURRENDER CHARGE” AND “WAIVER OF SURRENDER CHARGE UPON CONFINEMENT:PROVISIONS AND RESTRICTIONS” FOR DETAILS.

Symetra® and the Symetra Financial logo are registered service marks of Symetra Life Insurance Company.

TABLE OF CONTENTS

CONTRACT DATA PAGE	Insert

DEFINITIONS
Accumulation Phase	1
Accumulation Unit	1
Annuitant	1
Annuity Date	1
Annuity Unit	1
Beneficiary	1
Contract	1
Contract Year	1
Employer	1
Income Phase	1
IRC	1
Owner	1
Plan	1
Portfolios	1
Purchase Payment	1
Separate Account	1
Sub-account	1

THE ANNUITY CONTRACT
ABOUT THE CONTRACT	2
OWNER	2
ANNUITANT	2
BENEFICIARY	2
Change of Beneficiary	2

PURCHASE PAYMENT PROVISIONS
PURCHASE PAYMENTS	3
ALLOCATION OF PURCHASE PAYMENTS	3
ACCUMULATION UNITS	3

INVESTMENT OPTIONS
SUB-ACCOUNTS	5
Substitution of Shares	5
CONTRACT VALUE	5
TRANSFERS	5
Limits on Excessive Transfers	6

CHARGES
INSURANCE CHARGES	7
Mortality and Expense Risk Charge	7
Asset-Related Administration Charge	7
ANNUAL ADMINISTRATION MAINTENANCE CHARGE	7
SURRENDER CHARGE	7
WAIVER OF SURRENDER CHARGE UPON CONFINEMENT: PROVISIONS AND RESTRICTIONS	8
WITHDRAWAL CHARGE	8
TRANSFER CHARGE	9
PREMIUM TAXES	9
INCOME OR OTHER TAXES	9

- i -

WITHDRAWAL PROVISIONS
WITHDRAWALS	10
Repetitive Withdrawals	10

ANNUITY PAYMENT PROVISIONS
ANNUITY OPTIONS	11
Life Annuity	11
Life Annuity with Guaranteed Period	11
Joint and Survivor Life Annuity	11
Automatic Option	11
REQUIRED MINIMUM DISTRIBUTIONS	12
ANNUITY PAYMENTS	12
Fixed Annuity Payments	12
Variable Annuity Payments	12
Changing Sub-account Elections after the Annuity Date	13

DEATH BENEFIT PROVISIONS
DEATH OF ANNUITANT Prior to the Annuity Date	14
Guaranteed Minimum Death Benefit	14
Calculation of Death Benefit	14
Limitation on Death Benefit	15
Payment of Death Benefit	15

GENERAL PROVISIONS
ACCOUNT STATEMENTS	16
ASSIGNMENT OF BENEFITS	16
COMMUNICATIONS	16
ESSENTIAL DATA	16
EVIDENCE OF SURVIVAL	16
EXCLUSIVE BENEFIT	16
INCONTESTABILITY	16
JURISDICTION	16
MISSTATEMENT OF AGE OR SEX	17
NONFORFEITABILITY	17
NONPARTICIPATION	17
SEPARATE ACCOUNT	17
STATE REQUIRED BENEFITS	17
SUSPENSION OF ANNUITY PAYMENTS, WITHDRAWALS, OR TRANSFERS	17
TERMINATION OF CONTRACT	17
THE CONTRACT	18
VOTING RIGHTS	18

ANNUITY PURCHASE RATE TABLES
VARIABLE ANNUITY PURCHASE RATE TABLE	19
FIXED ANNUITY PURCHASE RATE TABLE	20

- ii -

DEFINITIONS

Accumulation Phase	The period between the date we allocate the first Purchase Payment and the Annuity Date.

Accumulation Unit	A measurement used to calculate the value of a Sub-account during the Accumulation Phase.

Annuitant	An employee of the Employer who allocates money among the Sub-accounts, designates the Beneficiary, is eligible for benefits under the Plan and is shown as the Annuitant on the contract data page.

Annuity Date	The date annuity payments begin under an annuity option.

Annuity Unit	A measurement used to calculate variable annuity payments during the Income Phase.

Beneficiary	The person(s) named by the Annuitant as approved by the Owner to receive any death benefit payable in accordance with the provisions of this Contract.

Contract	This Flexible Premium Deferred Variable Annuity.

Contract Year	A 12-month period starting on the contract date shown on the contract data page and each anniversary of that date.

Employer	The Plan sponsor.

Income Phase	The period beginning on the Annuity Date during which the Annuitant receives annuity payments.

IRC	The Internal Revenue Code of 1986, as amended.

Owner	The Employer or trust named on the contract application.

Plan	The deferred compensation plan established by the Employer under IRC Section 457, for which this Contract is used as a funding vehicle. Symetra is not a party to, nor bound by, any trust or plan. The terms of this Contract are subject to the provisions of any Plan under which this Contract is offered.

Portfolios	The variable investment options available under the Contract.

Purchase Payment	An amount paid to Symetra for allocation under this Contract, less any premium tax due at the time this payment is made.

Separate Account	A segregated asset account established under Washington law and shown on the contract data page.

Sub-account	A division of the Separate Account for which Accumulation Units and Annuity Units are separately maintained. Each Sub-account invests exclusively in a particular Portfolio.

THE ANNUITY CONTRACT

ABOUT THE CONTRACT

This Contract is an agreement between Symetra and the Owner, where we promise to pay the Annuitant an income in the form of annuity payments, beginning on the date the Owner on behalf of the Annuitant selects, or a death benefit to the Annuitant’s Beneficiary(ies). When money is being invested, the Contract is in the Accumulation Phase. Once annuity payments begin, the Contract is in the Income Phase.

The Owner purchased this Contract for the exclusive benefit of the Annuitant and the Annuitant’s Beneficiary(ies) with the initial Purchase Payment. The Contract became effective on the contract date, shown on the contract data page.

The Contract is called a variable annuity because the Annuitant can allocate money among Sub-accounts available within the Separate Account. The investment performance of the Sub-account(s) selected may be positive or negative and affects the value of the Contract and the amount of any variable annuity payments.

OWNER	The Owner is the employer or trust named on the application who may exercise all ownership rights under this Contract on behalf of the Annuitant.

ANNUITANT	The Annuitant is a participant in the Plan whose rights are subject to the Plan and upon whose life annuity payments are payable under this Contract. The Annuitant must not be older than the maximum issue age shown on the contract data page at issue, and must be less than the maximum annuitization age when annuity payments begin. The maximum issue age and the maximum annuitization age are shown on the contract data page.

BENEFICIARY	The Annuitant’s Beneficiary receives any death benefit payable in accordance with the provisions of this Contract and subject to the provisions of the Plan. The Annuitant initially names the Beneficiary (ies) on the contract application.

Change of Beneficiary	The Annuitant may change the Beneficiary designation at any time by sending us a signed and dated request. However, if a Beneficiary designation is irrevocable, that Beneficiary must consent in writing to any change. A new Beneficiary designation revokes any prior designation and is effective when signed by the Annuitant, and when required by the Plan, by the Owner. Symetra is not responsible for the validity of any Beneficiary designation nor for any actions we may take prior to receiving and recording a Beneficiary change.

PURCHASE PAYMENT PROVISIONS

PURCHASE PAYMENTS

During the Accumulation Phase, additional Purchase Payments may be made. The amount and frequency of Purchase Payments may be changed. The minimum dollar amounts are shown on the contract data page. If the Owner stops making Purchase Payments on behalf of the Annuitant, all benefits under this Contract continue until the contract value is completely withdrawn.

Purchase Payments must be in lawful currency of the United States and submitted to our Home Office at [777 108th Avenue NE Suite 1200, Bellevue, WA 98004-5135], or [P.O. Box 3882, Seattle, WA
98124-3882], or in a manner agreed to by Symetra.

We reserve the right to reject any application by an Owner or Annuitant who is ineligible for this Contract, any Purchase Payment which does not meet the minimum payment amount shown on the contract data page, and any Purchase Payment in excess of $1 million. If we do not accept a Purchase Payment, we will return it within five business days.

ALLOCATION OF PURCHASE PAYMENTS

The initial Purchase Payment will be allocated according to the instructions on the contract application. Unless we are told otherwise, subsequent Purchase Payments will be allocated in the same proportion as the most recent Purchase Payment (unless that was a Purchase Payment we were directed to allocate on a one-time-only basis).

Once we receive a Purchase Payment, the allocation to the Sub-accounts is effective and valued as of the next close of the New York Stock Exchange (NYSE). If for any reason the NYSE is closed when we receive the Purchase Payment, it will be valued as of the close of the NYSE on its next regular business day.

When we are required to guarantee a return of Purchase Payments during the Right to Examine period, we reserve the right to initially apply amounts to the [Fidelity VIP Money Market Portfolio – Initial Service Class] as shown on the cover page of this Contract. These amounts will then be allocated according to the instructions we received, unless the Contract has been canceled.

ACCUMULATION UNITS	When Purchase Payments or transfers are made into a Sub-account, we credit the Contract with Accumulation Units. Similarly, when withdrawals or transfers of money are made from a Sub-account, Accumulation Units are liquidated. In either case, the increase or decrease in the number of Accumulation Units is determined by taking the dollar amount of the Purchase Payment, transfer, or withdrawal and dividing it by the value of an Accumulation Unit on the date the transaction occurs.

We calculate the value of an Accumulation Unit for each Sub-account after the NYSE closes each day. To determine the current Accumulation Unit value, we take the prior day’s Accumulation Unit value and multiply it by the Net Investment Factor for the current day.

The Net Investment Factor is used to measure the daily change in Accumulation Unit value for each Sub-account. The Net Investment Factor equals:

•        the net asset value per share of a Sub-account at the end of the current day plus the per share amount of any dividend or income distributions made by the Sub-account that day; divided by

•        the net asset value per share of a Sub-account at the end of the prior day plus the per share amount of any dividend or income distributions made by the Sub-account that day; minus

•        the daily insurance charges, expressed as a percentage of the total net assets of the Sub-account.

The value of an Accumulation Unit will usually go up or down from day to day.

INVESTMENT OPTIONS

SUB-ACCOUNTS

The Annuitant may allocate money to the Sub-accounts shown on the contract data page. We reserve the right to add, combine, restrict, or remove any Sub-account as an investment option of this Contract.

Sub-accounts have different investment objectives. The investment performance of a Sub-account may be positive or negative.

Substitution of Shares	If any shares of the Sub-accounts are no longer available, or if in our view no longer meet the purpose of the Contract, it may be necessary to substitute shares of another Sub-account. We will seek prior approval of the Securities and Exchange Commission (SEC) to the extent required by law and give notice before doing this.

CONTRACT VALUE

The contract value is the sum of the values in the Sub-accounts attributable to the Contract. We calculate this by:

•        adding all the Purchase Payments invested;

•        subtracting the charges which have been deducted;

•        subtracting the withdrawals made;

•        adjusting for each Sub-account’s gain or loss;

•        subtracting the amounts withdrawn for an annuity option; and

•        subtracting the amounts withdrawn to pay the death benefit.

TRANSFERS

During the Accumulation Phase, the Annuitant can transfer money among the Sub-accounts. The minimum amounts that can be transferred are shown on the contract data page. In each Contract Year a specified number of transfers are free of charge. Each additional transfer in a Contract Year may have a transfer charge. The number of free transfers and the transfer charge are shown on the contract data page.

We reserve the right to modify, suspend, or terminate transfer privileges at any time if they violate the provisions outlined in the “Limits on Excessive Transfers” section of this Contract.

Limits on Excessive Transfers

We may restrict or eliminate the right to make transfers among Sub-accounts if such rights are executed by the Owner, Annuitant, a market timing firm, or other third party authorized to initiate transfers or exchange transactions on the Owner’s or Annuitant’s behalf. For example, we reserve the right to reject any transfer request if, in our judgment, the Owner or Annuitant is engaging in a pattern of transfer that may disadvantage other contract owners or would cause a Sub-account to be unable to invest effectively in accordance with its investment objectives and policies or would otherwise be potentially adversely affected. In addition, if we or any affected Sub-account believes the Owner or Annuitant is engaging in activity as described above or similar activity which will potentially hurt the rights or interests of other contract owners, we have the right to restrict the number of transfers the Owner or Annuitant makes.

We will continue to monitor the transfer activity occurring among the Sub-accounts and may modify these transfer restrictions at any time if we deem it necessary to protect the interest of all contract owners. These modifications may include curtailing or eliminating, without notice, certain methods such as the use of the telephone to request transfers. Sub-accounts offered in this Contract may have their own market timing policies and procedures and impose redemption fees for short-term investments in their Sub-accounts. We have the right to deduct those redemption fees from the contract value.

CHARGES

The following charges apply to the Contract:

INSURANCE CHARGES	Each day we make deductions for our insurance charges. We do this as part of our calculation of the value of Accumulation Units and Annuity Units. The insurance charges are as follows:

Mortality and Expense Risk Charge	The mortality and expense risk charge is equal, on an annual basis, to a percentage of the average daily net assets of each Sub-account. The percentage is shown on the contract data page.

Asset-Related Administration Charge

The asset-related administration charge is equal, on an annual basis, to a percentage of the average daily net assets of each Sub-account. The percentages are shown on the contract data page.

The asset-related administration charge is determined at the start of each Contract Year. The contract value at the start of a Contract Year determines the applicable asset-related administration charge. The asset-related administration charge applies for the current Contract Year. The applicable charge may go up or down based on market conditions, deposits, withdrawals, and surrenders. It may be different for each Contract and each Contract Year.

ANNUAL ADMINISTRATION MAINTENANCE CHARGE

The annual administration maintenance charge, shown on the contract data page, will be deducted from the Contract on the last day of each Contract Year and if the entire contract value is withdrawn. The Sub-account from which this charge is deducted is determined by the hierarchical order of the Portfolios shown on the contract data page.

We will not deduct this charge if the contract value is at least equal to the amount shown on the contract data page when the deduction is to be made. During the Income Phase, we will not deduct this charge.

SURRENDER CHARGE	A surrender charge may be applied to any withdrawal from the Contract. The surrender charge is a percentage of the amount withdrawn. The surrender charge is based on the length of time each Purchase Payment has been in the Contract according to the schedule shown on the contract data page. We treat Purchase Payments as being withdrawn on a first in, first out basis. For purposes of applying the surrender charge, all withdrawals are assumed to come from Purchase Payments first.

Ten percent (10%) of the contract value may be withdrawn each Contract Year without a surrender charge. The determination of whether more than

10% percent of the contract value has been withdrawn is made at the time of surrender. If more than one withdrawal is taken in a Contract Year, the previous withdrawals in the Contract Year are added to the current contract value to determine whether more than 10% of the contract value has been withdrawn in that Contract Year.

Surrender charges will not be assessed on the following:

•        withdrawals, if the total amount withdrawn during the Contract Year does not exceed 10% of the contract value;

•        withdrawals taken for payment of the annual administration maintenance charge, withdrawal charges, transfer charges, rider charges, if applicable, or premium taxes;

•        repetitive withdrawals, if the withdrawals are equal or substantially equal and are expected to deplete the contract value over the Annuitant’s life expectancy or the joint life expectancy of the Annuitant and the Beneficiary;

•        annuity payments; and

•        withdrawals taken on account of the Annuitant’s death.

Surrender charges will also not be assessed on the following:

WAIVER OF SURRENDER CHARGES UPON CONFINEMENT: PROVISIONS AND RESTRICTIONS

•        withdrawals taken after the Annuitant has been confined to a hospital or nursing home for 30 consecutive days if the withdrawal is taken:

•        during confinement; or

•        within 60 days after confinement ends.

If the Annuitant is confined to a hospital or nursing home on the contract date, the Annuitant is not eligible for this waiver of surrender charges until after the first Contract Year.

We may require proof of confinement. Proof of confinement may include a billing statement from the hospital or nursing home showing the dates of confinement and service or a certification of confinement signed by the Annuitant’s attending physician.

Hospital is defined in one of two ways:

(1)    a lawfully operated institution that is licensed as a hospital by the Joint Commission of Accreditation of Hospitals; or

(2)    a lawfully operated institution that provides in-patient treatment under the direction of a staff of physicians and has 24-hour per day nursing services.

Nursing home is defined as a facility operated pursuant to state law that provides convalescent or chronic care for in-patients who, by reason of illness or infirmity, are unable to properly care for themselves.

A physician (doctor) is a person licensed in the United States to practice the healing arts acting within the scope of his or her license in treating an injury or illness. It does not include the Annuitant, or a member of the Annuitant’(s) family.

WITHDRAWAL	The withdrawal charge, shown on the contract data page, is deducted for

CHARGE

each withdrawal after the first withdrawal in a Contract Year. This charge will be deducted from the remaining contract value, unless we are told otherwise.

We will not deduct this charge for annuity payments, repetitive withdrawals using electronic funds transfer (EFT), or if the entire contract value is withdrawn.

TRANSFER CHARGE

The transfer charge is deducted from the Contract for each transfer in excess of the number of free transfers allowed in a Contract Year. The transfer charge and the number of free transfers are shown on the contract data page.

Scheduled transfers authorized by us as part of an investment strategy such as dollar cost averaging, appreciation sweep, Sub-account rebalancing, or asset allocation programs do not count against the free transfers.

PREMIUM TAXES	The contract data page shows whether or not premium tax is charged as of the contract date in the state the Contract was delivered.

INCOME OR OTHER TAXES	Currently we do not pay income or other taxes on earnings attributable to the Contract. However, if we ever incur such taxes, we reserve the right to deduct them from the Contract.

WITHDRAWAL PROVISIONS

WITHDRAWALS

During the Accumulation Phase, the Owner on behalf of the Annuitant may withdraw part or all of the contract value. The minimum amount that can be withdrawn is shown on the contract data page.

To take withdrawals, the Owner must send a written request to our Home Office. Unless we are told differently, partial withdrawals will be made pro rata from each Sub-account. Once we receive the request, withdrawals from the Sub-accounts will be effective as of the next close of the NYSE.

A withdrawal may have a surrender charge, a withdrawal charge, and, if the entire contract value is withdrawn, an annual administration maintenance charge.

Repetitive Withdrawals	Repetitive withdrawals of a predetermined amount on a monthly, quarterly, or annual basis may be requested by completing the appropriate form.

ANNUITY PAYMENT PROVISIONS

ANNUITY OPTIONS

The Income Phase will start no later than the maximum annuitization age shown on the contract data page, or an earlier date if required by law. During the Income Phase, the Annuitant receives regular annuity payments beginning on the Annuity Date.

To start the Income Phase, the Owner on behalf of the Annuitant must notify us in writing at least 30 days prior to the date that the annuity payments are to begin. The Annuitant may choose annuity payments under an annuity option described in this Contract or another annuity option that the Annuitant wants and that we agree to provide. The Income Phase cannot start until the Contract has been in effect for at least one year. If the amount applied to an annuity option is less than $2,000, we may make payment in a lump sum where permitted by state law. We reserve the right to change the payment frequency if payment amounts would be less than $250.

Switching to the Income Phase is irrevocable. Once the Annuitant begins receiving annuity payments, the Annuitant cannot switch back to the Accumulation Phase. The Owner cannot add Purchase Payments on behalf of the Annuitant, change or add an Annuitant, change the annuity option, or change between fixed and variable annuity payments. When the Contract switches to the Income Phase, the guaranteed minimum death benefit will no longer be applicable.

Life Annuity	The Annuitant receives monthly annuity payments as long as the Annuitant is living. Annuity payments stop when the Annuitant dies.

Life Annuity with Guaranteed Period

The Annuitant receives monthly annuity payments for the longer of the Annuitant’s life or a guaranteed period of five or more years as selected by the Annuitant and agreed to by us. If the Annuitant dies before all guaranteed payments have been made, the rest will be made to the Beneficiary designated by the Annuitant. Annuity payments stop the later of the date the Annuitant dies or the date the last guaranteed payment is made.

As an alternative to monthly payments, the Beneficiary may elect to have the present value of the guaranteed variable annuity payments remaining as of the date the notice of death is received by us commuted at the assumed investment return of 4% and paid in a single payment.

Joint and Survivor Life Annuity	The Annuitant receives monthly annuity payments as long as the Annuitant is living. After the Annuitant dies, the joint Annuitant receives a specified percentage of each annuity payment as long as the joint Annuitant is living. The Annuitant names the joint Annuitant and payment percentage at the time the Annuitant elects this option. Annuity payments stop the later of the date the Annuitant dies or the date the joint Annuitant dies.

Automatic Option	If the Annuitant does not choose an annuity option at least 30 days before the latest Annuity Date allowed under this Contract, we will make variable annuity payments under the Life Annuity with Guaranteed Period annuity option. The guaranteed period will be equal to 10 years, unless a shorter period is otherwise required by the IRC.

REQUIRED MINIMUM DISTRIBUTIONS

Notwithstanding anything in this Contract to the contrary, distributions, annuity payments, and withdrawals from a 457 Plan must comply with IRC Section 401(a)(9) and applicable regulations thereunder.

The contract value must be distributed or begin to be distributed in a manner and over a period permitted under the IRC and applicable regulations. The distribution must take place no later than April 1st of the calendar year following the later of: 1) the calendar year in which the Annuitant becomes age 70 1/2 ; or 2) the calendar year in which the Annuitant retires.

ANNUITY PAYMENTS	The Annuitant can choose whether annuity payments will be made on a fixed basis, variable basis, or both. After the Annuity Date, the Annuitant may not switch between fixed annuity payments and variable annuity payments.

Fixed Annuity Payments	The dollar amount of each fixed annuity payment will stay the same. Annuity payments will be determined by applying the contract value used to purchase fixed annuity payments to the Fixed Annuity Purchase Rate Table of this Contract, or the current rates at that time if more favorable to the Annuitant. If premium taxes are required by state law, these taxes will be deducted before the annuity payments are calculated.

Variable Annuity Payments	The dollar amount of each variable annuity payment will vary depending on the investment performance of the Sub-accounts that the Annuitant selected. Unless we receive different instructions, variable annuity payments will be based on the investment allocations in place on the Annuity Date. Variable annuity payments will be determined as described below.

First Variable Annuity Payment: The dollar amount of the first variable annuity payment is the sum of the payments from each Sub-account determined by applying the contract value used to purchase variable annuity payments, as of the 15th day of the preceding month, to the Variable Annuity Purchase Rate Table of this Contract. If the NYSE is not open on that date, the calculation will be made on the next day that the NYSE is open. If premium taxes are required by state law, these taxes will be deducted before the annuity payment is calculated.

Subsequent Variable Annuity Payments: The dollar amount of each subsequent variable annuity payment is the sum of the payments from each Sub-account, which are determined by multiplying the number of Annuity Units credited for that Sub-account by the Annuity Unit value of that Sub-account as of the 15th of the month preceding the annuity payment. If the NYSE is not open on that date, the calculation will be made on the next day that the NYSE is open.

Number of Variable Annuity Units: The number of Annuity Units credited for each Sub-account is the amount of the first annuity payment attributable to that Sub-account divided by the value of the applicable Annuity Unit for that Sub-account as of the 15th day of the month preceding the Annuity Date. The number of Annuity Units used to calculate the variable annuity payment each month remains constant unless the Sub-account elections are changed.

Value of Variable Annuity Units: The value of an Annuity Unit will usually increase or decrease from one month to the next. For each month after the first month, the value of an Annuity Unit of a particular Sub-account is:

•        the value of that Annuity Unit as of the 15th day of the preceding month (or the next day that the NYSE is open);

•        multiplied by the Net Investment Factors for that Sub-account; and

•        divided by the Assumed Investment Factor for the period.

The Net Investment Factor is a number that represents the change in the Accumulation Unit value of a Sub-account on successive days when the NYSE is open. The Net Investment Factor for any Sub-account for any valuation day is determined by dividing the current Accumulation Unit value by the prior day’s Accumulation Unit value. The Net Investment Factor will likely be different than the Assumed Investment Factor, and therefore the Annuity Unit value will usually increase or decrease.

The Assumed Investment Factor for a one-day valuation period is 1.00010746. This factor neutralizes the assumed investment return of 4% in the Variable Annuity Purchase Rate Table.

We guarantee that the dollar amount of each variable annuity payment made after the first payment will not be adversely affected by variations in actual mortality experience or actual expenses incurred in excess of the expense deductions provided for in the Contract.

Changing Sub- account Elections after the Annuity Date	If the Annuitant selected variable annuity payments, after the Annuity Date the Annuitant may request to change Sub-account elections once a month. Changes will affect the number of units used to calculate annuity payments.

DEATH BENEFIT PROVISIONS

DEATH OF ANNUITANT Prior to the Annuity Date

If the Annuitant dies before the Annuity Date, we will pay a death benefit to the:

•        surviving primary Beneficiary(ies); or if none, then

•        surviving contingent Beneficiary(ies); or if none, then

•        the Annuitant’s estate.

Guaranteed Minimum Death Benefit	The guaranteed minimum death benefit is initially equal to the first Purchase Payment. It is immediately increased by additional Purchase Payments and proportionately reduced for withdrawals. After such withdrawals, the guaranteed minimum death benefit will be recalculated by multiplying the prior guaranteed minimum death benefit by the ratio of the contract value after the withdrawal to the contract value before the withdrawal.

Calculation of Death Benefit

If the Annuitant is under age 75 at the time of death, the death benefit on the calculation date is the sum of:

(1)    the contract value; plus

(2)    any excess of the guaranteed minimum death benefit over the contract value.

If the Annuitant is age 75 or older at the time of death, the death benefit is the contract value.

When determining (1) and (2) above, the calculations are based on the earlier of:

•        the date we receive proof of death and the first election of how to take the death benefit payment; or

•        six months from the date of death.

If we receive due proof of death and the first death benefit payment election within 6 months of the date of death: If the guaranteed minimum death benefit exceeds the contract value, we will add the difference to the contract value on the date we receive the required information so that the contract value will equal the guaranteed minimum death benefit. This additional amount will be allocated to the Sub-accounts in the same proportion that Purchase Payments were last allocated. Thereafter, the contract value will be subject to investment performance and applicable charges until the date the death benefit is paid.

If we receive due proof of death and the first death benefit payment election more than 6 months after the date of death: If the guaranteed minimum death benefit exceeds the contract value on the
6-month anniversary of the date of death, we will credit the difference with interest at the currently offered money market Sub-account rate from the 6-month anniversary until the date we receive the required information. At that time we will allocate this additional amount, with the credited interest, to the Sub-accounts in the same proportion that Purchase Payments were last allocated. Thereafter, the contract value will be subject to investment performance and applicable contract charges until the date payment is made.

Limitation on Death Benefit	At most, one guaranteed minimum death benefit will be paid during the life of the Contract. In addition, the maximum amount that we will add to the contract value is limited to $1 million. This limitation applies to any amount added to the contract value so that the contract value equals the guaranteed minimum death benefit.

Payment of Death Benefit

To pay the death benefit, we need proof of death acceptable to us, such as a certified copy of a death certificate, and the Plan’s written direction regarding how to pay the death benefit payment. If the death benefit is payable to an Annuitant’s estate, we will pay it in a single payment.

Upon receiving due proof of death we will credit interest at the rate required by law.

The death benefit may be paid as:

•        a lump sum payment or series of withdrawals that are completed within five years from the date of death; or

•        annuity payments made over the Beneficiary’s life or life expectancy.

Annuity payments must begin by the close of the calendar year following the calendar year of the Annuitant’s death. Once annuity payments begin, they cannot be changed.

Sole Spouse Beneficiary: If the Annuitant’s spouse is the sole beneficiary, payment of the death benefit is subject to the following:

The spouse may elect to receive the death benefit in substantially equal installments over his/her life expectancy. If so elected, distributions must begin by the later of the following dates:

•        December 31 of the year following the year of the Annuitant’s death; or

•        December 31 of the year following the year the Annuitant would have attained age 70 1/2.

Life expectancy is computed by use of the life expectancy tables in Section 1.401(a)(9) of the Income Tax Regulations.

GENERAL PROVISIONS

ACCOUNT STATEMENTS	At least once each calendar year we will furnish the Annuitant with a statement with a date not more than four months prior to the mailing date showing the contract value or, if applicable and required by law, the Annuity Units and Annuity Unit values.

ASSIGNMENT OF BENEFITS	To the extent permitted by law, this Contract and the benefits or payments under this Contract are not assignable or otherwise transferable and will not be subject to any claim of any creditor or to any legal process by any creditor. However, this Contract may be assigned for purposes of a direct rollover to another eligible plan.

COMMUNICATIONS

All written communications to the Owner will be addressed to the Owner at the Owner’s last known address on file with Symetra.

All written communications to the Annuitant will be addressed to the Annuitant at the Annuitant’s last known address on file with Symetra.

All written communications to Symetra must be addressed to Symetra at its Home Office at [777 108th Avenue NE Suite 1200, Bellevue, Washington 98004-5135] or [P.O. Box 3882, Seattle, Washington 98124-3882].

ESSENTIAL DATA	Each person entitled to receive benefits under this Contract must provide us with any information we need to administer this Contract. We are entitled to rely exclusively on the completeness and accuracy of data furnished by the Owner and Annuitant and we will not be liable with respect to any omission or inaccuracy.

EVIDENCE OF SURVIVAL	When any payments under this Contract depend upon any person being alive on a given date, we may require satisfactory proof that the person is living before making such payments.

EXCLUSIVE BENEFIT	Notwithstanding any provision in this Contract to the contrary, if this Contract is established for a Plan sponsored by a governmental entity under IRC 457(b), the Contract must be held for the exclusive benefit of the Annuitant and the Annuitant’s beneficiaries.

INCONTESTABILITY	This Contract and any rider(s) or endorsement(s) presently attached to this Contract are incontestable as to the material facts of the application for the Contract and to the representations of the Annuitant after such Contract has been in force during the lifetime of the Annuitant for two years from its date of issue. If any rider or endorsement subsequently attached to this Contract provides supplemental benefits that the Annuitant applied for after the Contract was issued, such rider or endorsement is incontestable as to the material facts of the application for the supplemental benefit and to the representations of the Annuitant after such rider or endorsement has been in force during the lifetime of the Annuitant for two years from its date of issue.

JURISDICTION	In the event of a dispute, the laws of the jurisdiction in which the Contract is delivered will apply.

MISSTATEMENT OF AGE OR SEX

We may require satisfactory proof of correct age or sex at any time.

•        If annuity payments are based on life or life expectancy and the age or sex of any Annuitant has been misstated, annuity payments will be based on the corrected information. Underpayments will be made up in a lump sum with the next scheduled payment. Overpayments will be deducted from future payments until the total is repaid. We will not credit interest on underpayments or charge interest on overpayments.

•        If the age of any Annuitant has been misstated, the amount of any death benefit payable will be determined based on the correct age of the Annuitant.

NONFORFEITABILITY

If the Employer sponsoring the Plan is a governmental entity and the Plan is an eligible plan under IRC Section 457(b), the Annuitant’s interest in the contract value under this Contract is non-forfeitable.

If the Employer sponsoring the Plan is a tax-exempt entity described in IRC Section 501(c) or if the Plan is an ineligible Plan under IRC Section 457(f), the contract value remains solely the Owner’s until such time as benefits are paid to the Annuitant under the terms of the Plan.

NONPARTICIPATION	This Contract is nonparticipating, which means it will not share in any distribution of profits, losses, or surplus of Symetra.

SEPARATE ACCOUNT	The Separate Account holds the assets that underlie the contract values invested in the Sub-accounts. The assets in the Separate Account are the property of Symetra. However, assets in the Separate Account that are attributable to Contracts are not chargeable with liabilities arising out of any other business we may conduct. Income, gains and losses (realized and unrealized), resulting from assets in the Separate Account are credited to or charged against the Separate Account without regard to other income, gains or losses of Symetra.

STATE REQUIRED BENEFITS	The benefits of this Contract will not be less than the minimum benefits required by any statute of any state in which this Contract is delivered.

SUSPENSION OF ANNUITY PAYMENTS, WITHDRAWALS, OR TRANSFERS

We may be required to suspend or postpone payment of annuity payments, withdrawals, or transfers from the Sub-accounts for any period of time when:

•        the NYSE is closed (other than customary weekend or holiday closings);

•        trading on the NYSE is restricted;

•        an SEC declared emergency exists such that disposal of or determination of the value of the
Sub-account shares is not reasonably practicable; or

•        the SEC, by order, so permits for the Owner’s and Annuitant’s protection.

TERMINATION OF CONTRACT	This Contract will terminate when Symetra has completed all of its duties and obligations under the Contract.

THE CONTRACT	The Contract, contract data page, contract application, endorsements or riders, as may be amended, are the entire Contract. Only an authorized officer of Symetra may change this Contract. Any change must be in writing. Symetra reserves the right to change the provisions of this Contract to conform to any applicable law, regulation, or ruling issued by a government agency.

VOTING RIGHTS

Symetra is the legal owner of the Portfolios’ shares. However, when a Portfolio solicits proxies in connection with a shareholder vote, we are required to ask the Owner for instructions as to how to vote those shares. All shares are voted in the same proportion as the instructions we received. Should we determine that we are no longer required to comply with the above, we will vote the shares in our own right. In addition, we may disregard shareholder voting instructions:

•        if required by regulatory officials if such instructions would require us to vote the shares so as to cause a change in sub-classification or investment objectives of one or more of the Portfolios, or to approve or disapprove an investment advisory agreement;

•        if such instructions would require changes in the investment objective or investment advisor of a Portfolio or be inconsistent with the investment objectives of a Portfolio;

•        vary from the general quality and nature of investments and investment techniques used by other Portfolios with similar investment objectives and underlying other variable contracts offered by Symetra Life or of an affiliated insurance company; or

•        violate state or federal law.

If we disregard voting instructions, we will notify contract owners of our actions and of our reasons for doing so in our next semi-annual report.

ANNUITY PURCHASE RATE TABLES

VARIABLE ANNUITY PURCHASE RATE TABLE

MORTALITY TABLE USED: The rates in the Variable Annuity Purchase Rate Table are based upon the Annuity 2000 Mortality Table blended 20% Male and 80% Female projected using a generational approach with an initial projection of 20 Years. An age setback of 1 year will be used if the annuity payments begin in the year 2013-2022, 2 years if the annuity payments begin in the year 2023-2032, and an additional 1 year setback for each additional 10 years. The assumed investment return in the table is 4.00%.

Age is to be taken for the exact number of years and completed months. Values for fractional ages are obtained by simple interpolation. Consideration for ages or combination of lives not shown will be furnished by Symetra upon request.

Consideration Required to Purchase $1 of Monthly Variable Annuity*

		Life Annuity 5 Years Certain	Life Annuity 10 Years Certain	Joint & Survivor Annuity**
Age of Annuitant	Life Annuity			Life Annuity	5 Years Certain and Life
55	$226.08	$226.36	$227.21	$247.15	$247.95
56	222.92	223.23	224.16	244.59	245.39
57	219.66	220.00	221.01	241.93	242.73
58	216.30	216.67	217.78	239.17	239.97
59	212.83	213.23	214.45	236.29	237.09
60	209.24	209.68	211.02	233.30	234.10
61	205.55	206.03	207.50	230.20	230.99
62	201.75	202.28	203.90	226.97	227.76
63	197.83	198.42	200.20	223.62	224.41
64	193.81	194.45	196.42	220.15	220.94
65	189.68	190.39	192.56	216.55	217.34
66	185.44	186.22	188.64	212.82	213.61
67	181.10	181.96	184.65	208.97	209.75
68	176.65	177.61	180.60	204.98	205.76
69	172.11	173.17	176.51	200.86	201.65
70	167.46	168.64	172.38	196.62	197.40
71	162.73	164.04	168.23	192.24	193.02
72	157.91	159.39	164.07	187.73	188.51
73	153.01	154.68	159.92	183.11	183.89
74	148.06	149.94	155.79	178.37	179.16
75	143.08	145.19	151.71	173.52	174.32
76	138.06	140.44	147.68	168.58	169.40
77	133.04	135.70	143.73	163.55	164.39
78	128.02	130.98	139.88	158.45	159.31
79	122.99	126.30	136.14	153.27	154.17
80	117.97	121.66	132.53	148.03	148.98
81	112.96	117.08	129.07	142.74	143.75
82	108.00	112.58	125.79	137.42	138.50
83	103.08	108.18	122.70	132.07	133.26
84	98.22	103.89	119.81	126.73	128.04
85	93.45	99.74	117.13	121.39	122.87
86	88.76	95.76	114.64	116.10	117.77
87	84.18	91.95	112.35	110.85	112.78
88	79.72	88.35	110.24	105.67	107.92
89	75.44	84.96	108.32	100.62	103.23
90	71.35	81.80	106.61	95.71	98.73

*

The consideration shown refers to the net value of the Portfolios used to purchase a variable annuity after premium taxes or other applicable charges are deducted. For example, if the Annuitant is 65 years old, a Life

Annuity initially equivalent to a monthly income of $1,000 will cost $189,680. However, because this is a variable annuity, the dollar amount of this monthly income is not guaranteed and may increase or decrease.

**	Annuitant and second Annuitant are assumed to be the same age. The rate table for Joint & Survivor is calculated based on 100% of annuity payments to the surviving Annuitant.

FIXED ANNUITY PURCHASE RATE TABLE

MORTALITY TABLE USED: The rates in the Fixed Annuity Purchase Rate Table are based upon the Annuity 2000 Mortality Table blended 20% Male and 80% Female projected using a generational approach with an initial projection of 20 years. The effective interest rate assumed in the table is 2.00%.

Age is to be taken for the exact number of years and completed months. Values for fractional ages are obtained by simple interpolation. Consideration for ages or combination of lives not shown will be furnished by Symetra upon request.

Consideration Required to Purchase $1 of Monthly Fixed Annuity*

		Life Annuity 5 Years Certain	Life Annuity 10 Years Certain	Joint & Survivor Annuity**
Age of Annuitant	Life Annuity			Life Annuity	5 Years Certain and Life
55	$306.55	$306.86	$307.85	$344.87	$345.75
56	300.44	300.77	301.85	339.23	340.11
57	294.23	294.60	295.78	333.48	334.36
58	287.95	288.34	289.63	327.62	328.50
59	281.57	282.00	283.42	321.65	322.53
60	275.10	275.57	277.13	315.56	316.44
61	268.55	269.07	270.78	309.36	310.24
62	261.92	262.48	264.36	303.05	303.93
63	255.20	255.83	257.90	296.64	297.51
64	248.42	249.11	251.40	290.11	290.98
65	241.57	242.33	244.86	283.47	284.34
66	234.66	235.50	238.30	276.73	277.60
67	227.69	228.62	231.74	269.89	270.76
68	220.68	221.69	225.17	262.95	263.81
69	213.61	214.74	218.63	255.92	256.78
70	206.51	207.77	212.12	248.80	249.66
71	199.38	200.78	205.65	241.59	242.45
72	192.23	193.81	199.26	234.31	235.17
73	185.08	186.86	192.95	226.97	227.83
74	177.96	179.96	186.76	219.57	220.44
75	170.88	173.13	180.71	212.14	213.02
76	163.85	166.38	174.81	204.70	205.59
77	156.91	159.74	169.08	197.24	198.16
78	150.05	153.21	163.56	189.79	190.74
79	143.27	146.80	158.24	182.36	183.34
80	136.59	140.53	153.16	174.95	175.98
81	130.02	134.41	148.35	167.58	168.68
82	123.57	128.46	143.81	160.28	161.46
83	117.26	122.70	139.57	153.05	154.34
84	111.10	117.15	135.64	145.92	147.34
85	105.11	111.83	132.01	138.90	140.50
86	99.29	106.76	128.68	132.02	133.84
87	93.67	101.96	125.63	125.30	127.39
88	88.24	97.44	122.85	118.74	121.17
89	83.09	93.24	120.33	112.42	115.23
90	78.20	89.33	118.10	106.32	109.58

*	The consideration shown refers to the net value used to purchase a fixed annuity after premium taxes or other applicable charges are deducted. For example, if the Annuitant is 65 years old, a Life Annuity which provides a guaranteed monthly income of $1,000 will cost $241,570.

**	Annuitant and second Annuitant are assumed to be the same age. The rate table for Joint & Survivor is calculated based on 100% of annuity payments to the surviving Annuitant.

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY

NON-PARTICIPATING